EXHIBIT 4.3

                                 LOAN AGREEMENT


        THIS LOAN AGREEMENT (this "Agreement")made as of the 28th day of June, 1996, by and between LASALLE NATIONAL BANK, a national banking association ("Bank") and BANDO McGLOCKLIN SMALL BUSINESS INVESTMENT CORPORATION, a Wisconsin corporation ("Borrower").

                                   WITNESSETH:

        WHEREAS, Borrower has requested from Bank a revolving credit facility (the "Credit Facility") of up to $7,500,000.00; and

        WHEREAS, Bank is willing to make the revolving credit facility available to Borrower, but only on the terms and conditions hereinafter set forth and in reliance on the representations and warranties of Borrower herein contained;

        NOW, THEREFORE, the parties hereto agree as follows:

                                   AGREEMENTS

        1. DEFINITIONS. As used in this Agreement, the listed terms are defined as follows:

        Adjusted Tangible Assets shall means all assets except: (a) trademarks, tradenames, franchises, goodwill, and other similar intangibles; (b) assets located and notes and receivables due from obligors domiciled outside the United States of America, Puerto Rico, or Canada; and (c) accounts, notes, and other receivables due from Affiliates or employees.

        Adjusted Tangible Net Worth shall mean the remainder of (a) net book value (after deducting related depreciation, obsolescence, amortization and other proper reserves) at which the Adjusted Tangible Assets of Borrower would be shown on a balance sheet at such date, but excluding any amounts arising from write-ups of assets, minus (b) the amount at which its liabilities (other than preferred stock, capital stock, surplus, and retained earnings) would be shown on such balance sheet, and including as liabilities all reserves for contingencies and other potential liabilities.

        Advance shall mean the proceeds of the Loan advanced from time to time by Bank to Borrower in accordance with the terms of this Agreement.

        Affiliate shall mean any Person directly or indirectly controlling, controlled by or under direct or indirect common control with any other Person. A Person shall be deemed to control another Person if the controlling Person owns ten percent (10%) or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

        Bank's Expenses shall mean and shall include:

             (i) all expenses incurred by Bank in the negotiation, documentation, administration of this Agreement, the other Loan Documents and the Loan, including, but not limited to, accounting and attorney's fees and expenses of any kind and mailing costs;

             (ii) all expenses incurred by Bank in connection with any
                  verification and inspection of the Collateral and/or any audit and inspection of any Borrower's books, accounts, records, correspondence and other papers;

             (iii) all taxes levied against or paid by Bank (other than taxes on, or measured by, the income of Bank) and all filing and recording fees, costs and expenses which may be incurred by Bank in respect to the filing and/or recording of any document or instrument relating to the transactions described in this Agreement;

             (iv) all costs and expenses (including all allocated costs of staff counsel which are employees of Bank) incurred by Bank to collect the collateral (with or without suit), correct any Default or Event of Default, or enforce any provision of this Agreement; and

             (v) all costs, outlays, attorney's fees and expenses of any kind (including all allocated costs of staff counsel) incurred in the enforcement of this Agreement or the other Loan Documents or the defense of legal proceedings involving any claim made against Bank arising out of this Agreement, the other Loan Documents or the protection of the Collateral.

        Business Day shall means a day, other than a Saturday, Sunday or holiday, on which banks are open for business in Chicago, Illinois and London, England.

        Collateral Agent shall mean Firstar Trust Company or any successor Collateral Agent appointed pursuant to the terms of the Intercreditor Agreement.

        Default shall mean an event or condition the occurrence of which would, with a lapse of time or the giving of notice or both, become an Event of Default.

        Default Rate shall mean, with respect to any Advance, the greater of
   (i) the Prime Rate applicable to such Advance plus 2.0% per annum, and
   (ii) the LIBOR Rate plus 2.0% per annum.

        Event of Default shall have the meaning set forth in section 9 herein.

        Funding Date shall mean the date of each Advance made hereunder.

        Intercreditor Agreement shall have the meaning ascribed to such term in the Security Agreement.

        LIBOR Base Rate shall be determined based on the LIBOR Interest Period(s) selected by Borrower from time to time and shall mean, with respect to each such LIBOR Interest Period selected, the rate of interest per annum determined as follows (such determination to be conclusive, absent manifest error): on the second Business Day prior to the first day of such LIBOR Interest Period (the "LIBOR Determination Date"), Bank shall obtain the quoted offered rate for United States dollar deposits with leading banks in the London interbank market that appears at 11:00 a.m. London time on the display page designated as page 3750 on the Telerate monitor (or such other page or service as industry practice generally regards as an acceptable replacement for it for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

        LIBOR Interest Period shall mean a period of one, two or three months commencing on a Business Day selected by the Borrower. Such LIBOR Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two or three months thereafter, provided, however, that if there is no such numerically corresponding day in such month, such LIBOR Interest Period shall end on the last Business Day of such month. If a LIBOR Interest Period would otherwise end on a day which is not a Business Day, such LIBOR Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such LIBOR Interest Period shall end on the immediately preceding Business Day.

        LIBOR Rate shall mean, for the relevant LIBOR Interest Period, the sum of (i) the LIBOR Base Rate applicable to such LIBOR Interest Period, plus (ii) 1.375% per annum. The LIBOR Rate shall be rounded to the next higher multiple of 1/100 of 1% if the rate is not such a multiple.

        LIBOR Rate Advance shall mean an Advance which bears interest at the LIBOR Rate.

        Loan shall mean all indebtedness owed by Borrower to Bank arising under this Agreement or the Note.

        Loan Documents shall mean this Agreement, the Note and all other agreements and documents now or hereafter delivered to the Bank pursuant to or in connection with the transactions contemplated hereby, and any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

        Maturity Date shall have the meaning set forth in section 2.J.
   herein.

        Note shall mean the Secured Promissory Note executed and delivered by Borrower to Bank pursuant to the terms of this Agreement.

        Obligations shall have the meaning ascribed to such term in the Security Agreement.

        Person means an individual, corporation, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

        Prime Rate shall mean at any time, and from time to time, the rate of interest then most recently announced by Bank as its "prime rate", which is not necessarily Bank's lowest or most favorable rate of interest at any time.

        Prime Rate Advance shall mean an Advance which bears interest at the Prime Rate.

        Rate Options shall mean the Prime Rate or the LIBOR Rate. The Rate Option in effect on any date shall always be the LIBOR Rate (based on a LIBOR Interest Period of one month) unless Borrower has properly selected the Prime Rate or the LIBOR Rate (based on a LIBOR Interest Period of two months or three months) pursuant to section 2.C. hereof.

        Security Agreement shall have the meaning set forth in section 8.A. hereof.

        SWIB Documents shall mean (i) the Second Amended and Restated Agreement dated November 11, 1991, by and between the State of Wisconsin Investment Board ("SWIB"), as lender, and Borrower, as amended, (ii) the Master Purchase Agreement dated March 3, 1995, as amended on April 14, 1995, by and between SWIB and Borrower, and (iii) all documents and instruments executed and/or delivered by Borrower and/or SWIB which evidences, services, modifies or amends the transactions contemplated by the documents described in clauses (i) and (ii) above.

        2. REVOLVING CREDIT FACILITY. Subject to the terms and conditions hereinafter set forth in this Agreement, Bank agrees to make available to the Borrower the Credit Facility pursuant to which the Borrower may obtain Advances from the Bank, repay such Advances and reborrow, provided, however, that the aggregate principal balance of the Credit Facility outstanding at any time shall not exceed $7,500,000. In no event shall Borrower be entitled to receive any Advance if the making of such Advance would cause the aggregate amount of all loans made to Borrower by the Bank and the Additional Lenders to exceed 80% of the value of the collateral then held by the Collateral Agent.

        Each Advance request shall be conclusively presumed to be made by a person authorized by Borrower to do so and the crediting of the Loan to Borrower's deposit account, or transmittal to such person as Borrower shall direct, and shall conclusively establish the obligation of Borrower to repay such Advance as provided herein. All of Bank's Expenses, fees, commissions, costs, expenses, and other charges under or pursuant to the Loan Documents, and all payments made and out-of-pocket charges under or pursuant to the Loan Documents will be charged as Advances to the Loan as of the date due from Borrower or the date paid or incurred by Bank, as the case may be. Unless otherwise advised in writing by Borrower, all Advances shall be wire transferred in connection with the wire transfer instructions attached hereto as Exhibit A.

             A. Advances under the Credit Facility shall be evidenced by the Note in the maximum amount of the Credit Facility. The Note shall be dated as of the date of this Agreement and shall be payable in full on or before the Maturity Date.

             B. (1) The outstanding principal balance under the Note shall bear interest from time to time at a rate per annum equal to:

                  (i) the LIBOR Rate (based on a LIBOR Interest Period of one month); or

                  (ii) at the election of Borrower with respect to all or
                       portions of the Obligations, the Prime Rate or the LIBOR Rate (based on a LIBOR Interest Period of two months or three months).

                  (2) All interest shall be calculated for actual days elapsed on the basis of a 360-day year. Interest accrued on each Advance shall be payable in arrears on (i) the first day of each calendar month, commencing with the first such date to occur after the date hereof, (ii) on any date on which the Advance is prepaid, whether due to acceleration or otherwise, and (iii) on the Maturity Date. Interest shall not be payable for the day of any payment on the amount paid if payment is received by Bank prior to noon (Chicago time). If any payment of principal or interest under the Note shall become due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a payment of principal, such extension of time shall be included in computing interest due in connection with such payment; provided that for purposes of section 9 hereof, any payments of principal described in this sentence shall be considered to be "due" on such next succeeding Business Day.

             C. (1) Borrower, from time to time, may select the Rate Option and, in the case of each LIBOR Rate Advance, the commencement date (which shall be a Business Day) and the length of the LIBOR Interest Period applicable to each LIBOR Rate Advance. Borrower shall give Bank a written draw request specifying the type, date and amount of the Advance requested and containing a certification (i) remaking and reaffirming all of the representations and warranties of Borrower contained in the Loan Documents, and (ii) stating that Borrower is in compliance with all of the covenants, terms and conditions set forth in the Loan Documents, not later than 11:00 a.m. (Chicago time) (i) at least one Business Day prior to a Prime Rate Advance, and (ii) at least three (3) Business Days prior to a LIBOR Advance.

                  (2) Bank shall, as soon as practicable after receipt of a draw request, determine the LIBOR Rate applicable to the requested LIBOR Rate Advance and inform Borrower of the same. Each determination of the LIBOR Rate by Bank shall be conclusive and binding upon Borrower in the absence of manifest error.

                  (3) If Borrower shall fail to draw a LIBOR Rate Advance on the date requested or shall prepay a LIBOR Rate Advance other than on the last day of the LIBOR Interest Period applicable thereto, Borrower shall be responsible to pay all amounts due to Bank as required by section 2.H. hereof.

                  (4) As of the end of each LIBOR Interest Period selected for a LIBOR Rate Advance, the interest rate on the LIBOR Rate Advance will become the LIBOR Rate (based upon a LIBOR Interest Period of one month), unless Borrower has once again selected a different LIBOR Interest Period in accordance with the time and procedures set forth in section 2.C.(7).

                  (5) The right of Borrower to select the LIBOR Rate for an Advance pursuant to this Agreement is subject to the availability to Bank to a similar option. If Bank determines that (i) deposits of U.S. Dollars in an amount approximately equal to the LIBOR Rate Advance for which the Borrower wishes to select the LIBOR Rate are not generally available at such time in the London interbank eurodollar market, or (ii) the rate of which the deposits described in subsection (i) herein are being offered will not adequately and fairly reflect the costs to Bank of maintaining a LIBOR Rate on an Advance or of funding the same in such market for such LIBOR Interest Period, or (iii) reasonable means do not exist for determining a LIBOR Rate, or
             (iv) the LIBOR Rate would be in excess of the maximum interest rate which Borrower may by law pay, then in any of such events, Bank shall so notify Borrower and such Advance shall bear interest at the Prime Rate.

                  (6) In no event may Borrower elect a LIBOR Interest Period which would extend beyond the Maturity Date. Unless Bank agrees thereto, in no event may Borrower have more than three different LIBOR Interest Periods for LIBOR Rate Advances outstanding at any one time.

                  (7)  Conversion and Continuation.

                       (i) Borrower may elect from time to time, subject to the other provisions of this section 2.C., to convert all or any part of an Advance into any other type of Advance; provided that any conversion of any LIBOR Rate Advance shall be made on, and only on, the last day of the LIBOR Interest Period applicable thereto.

                       (ii) Prime Rate Advances shall continue as Prime Rate
                  Advances unless and until such Prime Rate Advances are converted into LIBOR Rate Advances pursuant to a Conversion/Continuation Notice (as defined below) from Borrower in accordance with section 2.C.(7)(iv). LIBOR Rate Advances shall continue until the end of the then applicable LIBOR Interest Period therefor, at which time each such Advance shall be automatically converted into a LIBOR Rate Advance (based on a LIBOR Interest Period of one month) unless Borrower shall have given Bank a Conversion/Continuation Notice in accordance with section 2.C.(7)(iv) requesting that, at the end of such LIBOR Interest Period, such Advance be converted to a Prime Rate Advance or either continue as an Advance of such type for the same or another LIBOR Interest Period.

                       (iii) Notwithstanding anything to the contrary
                  contained in sections 2.C.(7)(ii) or (7) (iv), no Advance may be converted into a Prime Rate Advance or LIBOR Rate Advance or continued as a LIBOR Rate Advance when any Event of Default has occurred and is continuing.

                       (iv) Borrower shall give Bank irrevocable notice (a
                  "Conversion/Continuation Note") of each conversion of an Advance or continuation of a LIBOR Rate Advance not later than 11:00 a.m. (Chicago time) on the Business Day immediately preceding the date of the requested conversion, in the case of a conversion into a Prime Rate Advance, or 11:00 a.m. (Chicago time) at least three (3) Business Days prior to the date of the requested conversion or continuation, in the case of a conversion into or continuation of a LIBOR Rate Advance, specifying: (1) the requested date (which shall be a Business Day) of such conversion or continuation; (2) the amount and type of the Advance to be converted or continued; and (3) the amounts and type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a LIBOR Rate Advance, the duration of the LIBOR Interest Period applicable thereto.

             D. All payments of the Obligations hereunder shall be made, without set-off, deduction, or counterclaim, in immediately available funds to Bank at Bank's address specified herein, by noon (local time) on the date when due.

             E. During the continuance of an Event of Default outstanding Advances shall bear interest at the applicable Default Rate until such Event of Default is cured or the Obligations are paid in full.

             F. If the adoption of or change in any law or any governmental or quasi-governmental rule, regulation, policy, guidelines or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of Bank therewith,

                       (i) subjects Bank to any tax, duty, charge or withholding on or from payments due from Borrower (excluding federal and state taxation of the overall net income of Bank), or changes the basis of such taxation of payments to Bank in respect of its Advances or other amounts due it hereunder, or

                       (ii) imposes or increases or deems applicable any
                  reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Bank (other than reserves and assessments taken into account in determining the interest rate applicable to LIBOR Rate Advances), or

                       (iii) imposes any other condition, and the result is
                  to increase the costs of Bank of making, funding or maintaining loans or reduces any amount receivable by Bank in connection with loans, or requires Bank to make any payment calculated by reference to the amount of loans held or participated in or interest received by it, by an amount deemed material by Bank, then, within fifteen (15) days of demand by Bank, Borrower shall pay Bank that portion of such increased expenses incurred or reduction in an amount received which Bank determines is attributable to making, funding and maintaining the Advances and the Credit Facility.

             G. If Bank determines the amount of capital required or expected to be maintained by Bank or any corporate entity controlling Bank is increased as a result of a Change (as defined below), then, within fifteen (15) days of demand by Bank, Borrower shall pay Bank the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which Bank determines is attributable to this Agreement, its Advances, or its obligation to make Advances hereunder (after taking into account Bank's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines (as defined below) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by Bank or any corporation controlling any Bank. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United State implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards", including transition rules, and any amendment to such regulations adopted prior to the date of this Agreement.

             H. If any payment of a LIBOR Rate Advance occurs on a date which is not the last day of the applicable LIBOR Interest Period, whether because of acceleration, prepayment or otherwise, or a LIBOR Rate Advance is not made on the date specified by Borrower for any reason other than default by Bank, Borrower will indemnify Bank for any loss or cost incurred by Bank resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the LIBOR Rate Advance.

             I. Bank shall deliver a written statement of Bank as to the amount due, if any, under sections 2.F., 2.G. or 2.H. hereof. Such written statement shall set forth in reasonable detail the calculations upon which Bank determined such amount and shall be final, conclusive and binding on Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a LIBOR Rate Advance shall be calculated as though Bank funded its LIBOR Rate Advance through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Rate applicable to such Advance, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt, by Borrower of the written statement. The obligations of Borrower under sections 2.F., 2.G. and 2.H. hereof shall survive payment of the Obligations and termination of this Agreement.

             J. This Agreement shall have a term commencing on the date hereof and ending at 5:00 p.m. (Chicago time) on December 2, 1996 (the "Maturity Date"); provided, however, that if Borrower desires to extend the Maturity Date of the Loan, then not later than August 15, 1996 Borrower shall furnish written notice to Bank of Borrower's desire to extend the term of the Loan beyond the Maturity Date. Bank shall notify Borrower in writing of Bank's decision on Borrower's extension request not later than October 15, 1996. If Borrower fails to request an extension of the Maturity Date or if Bank fails to agree to Borrower's extension request within the respective time frames set forth in this section, then in each such event the Maturity Date shall not be extended and the Loan (and other Obligations) shall be due and payable on the Maturity Date. In the event the Maturity Date is extended as provided in this section, Borrower and Bank agree to promptly confirm the new Maturity Date in writing. On the new Maturity Date, the Loan, the Note, and all other Obligations of Borrower to Bank shall be immediately due and payable in full, without notice or demand and shall be repaid to Bank by a wire transfer of immediately available federal funds.

        3. USE OF CREDIT FACILITY. Borrower shall be entitled to disbursements under the Credit Facility solely for the following purposes:
   (i) funding for any proper corporate purposes not prohibited by the rules and regulations of the United States Small Business Administration (the "SBA"), except that such disbursements may not be used for investments in securities, cash, cash equivalents or investment instruments, provided, however, that nothing herein shall prohibit the use of such funds for investing in "small business concerns", as defined in SBA regulations;
   (ii) funding payment obligations of Borrower with respect to reverse repurchase agreements with financial institutions; (iii) funding payments of dividends (to the extent permitted by this Agreement); (iv) funding loans by Borrower to third parties ("Third Party Loans"); (v) funding Borrower's repurchase of participation interests in Third Party Loans;
   (vi) funding payment obligations of Borrower to Limited Lenders (as defined in section 7.A. hereof); or (vii) funding Borrower's retirement of outstanding commercial paper or outstanding lines of credit pursuant to a facility or facilities made available to Borrower by any Limited Lender or Additional Lender.

        4. AVAILABILITY FEE. As additional compensation to Bank for its agreement to make the Credit Facility available to Borrower, Borrower agrees to pay to Bank an Availability Fee to be calculated and paid as follows:

        (a) The Availability Fee for each quarter shall be one-fourth of 0.5% of $7,500,000, payable quarterly, in arrears, on the last day of each calendar quarter hereafter beginning June 30, 1996, and ending on the Maturity Date, unless sooner terminated. Amounts applicable to periods less than a full quarter shall be pro-rated.

        (b) Borrower may terminate this Agreement upon (i) written notice to Bank stating that Borrower irrevocably terminates its right to receive any new Advances under the Credit Facility, and
             (ii) payment of the entire outstanding balance of the Credit Facility together with all interest accrued and unpaid thereon, and any and all other fees and amounts which are then due to Bank pursuant to this Agreement. After such termination, Borrower shall have no further obligation to pay the quarterly Availability Fee for any periods succeeding the date of termination. The Availability Fee shall be prorated to the date of termination if termination occurs during a calendar quarter.

        5. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants by its execution of this Agreement on the date hereof, and by its request of each Advance shall be deemed to remake on each Funding Date, the following matters set forth in this section 5. Each representation and warranty shall be deemed to be material and shall be conclusively presumed to have been relied upon by Bank regardless of any information possessed or any investigation made by Bank. The following representations, warranties and covenants shall be cumulative and in addition to all other representations, warranties and agreements which Borrower shall give or cause to be given to Bank, either now or hereafter.

             A. Borrower is a corporation duly organized and existing under the laws of the State of Wisconsin and is duly authorized under all applicable provisions of law to carry on its business as presently conducted. Borrower has the corporate power to enter into this Agreement and to borrow hereunder.

             B. The making of this Agreement and compliance with the terms hereof by Borrower have been duly authorized by all necessary corporate action and do not conflict with and are not in contravention of (1) any provision of the Articles of Incorporation and By-Laws of Borrower, (2) any indenture, contract or agreement to which Borrower is a party or to which it is subject, or (3) any law, ordinance, statute, rule or regulation binding upon Borrower.

             C. Borrower is not a party to any litigation or administrative proceedings, nor so far as it is known by Borrower is any litigation or administrative proceeding threatened against it which would, if adversely determined, cause any material adverse change in Borrower's financial condition or in the conduct of its business, except as previously disclosed to and approved by the Bank in writing prior to the date hereof.

             D. All copies of documents, contracts, agreements and assignments which Borrower has furnished to Bank are true and correct copies. All financial statements heretofore furnished to Bank are true and correct in all material respects subject to customary year end adjustments. There has been no material adverse change in the property or business operations of Borrower since the date of the last financial statement, except pursuant to the conduct of its ordinary business, and except as shall have been disclosed in writing by Borrower to Bank prior to the date of execution of this Agreement.

             E. Borrower has paid, and will pay when due, all federal, state and local taxes, and will promptly prepare and file returns for accrued taxes.

             F. Borrower has filed all statements, if any, which it may be required to file under the provisions of any applicable state or federal securities laws or regulations or if any such statements have not been filed such failure shall not have any material adverse effect upon the Borrower. Borrower is not engaged in the business of carrying margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

             G. This Agreement is legal, valid, binding upon, and enforceable against Borrower in accordance with its terms, except to the extent enforcement is limited by laws relating to bankruptcy or insolvency.

             H. Borrower owns all of its assets free and clear of any liens or security interests, except liens and security interests permitted pursuant to section 7.B. of this Agreement.

             I. Borrower has all licenses (including all licenses required by the SBA in order for Borrower to operate as a "Small Business Investment Company"), registrations, permits, and franchises necessary for the conduct of its business which violation or failure to obtain would materially and adversely affects its business or condition (financially or otherwise).

             J. Borrower is not in violation of any laws, ordinances, or governmental rules or regulations to which it or its business is subject (including, without limitation, the provisions of 13 C.F.R.
        Section 107.210 (1995) relating to small business investment companies).

        6. AFFIRMATIVE COVENANTS OF BORROWER. Borrower covenants and agrees as follows:

             A. Borrower shall furnish Bank monthly financial statements (i.e., consolidated balance sheets and consolidated income statements) no later than thirty (30) days subsequent to each month's end for such month. Together with the monthly financial statements, Borrower shall provide a report identifying all the banks through which the Borrower is then issuing commercial paper, and the principal amount of commercial paper then outstanding issued through each bank. Within ninety (90) days after the end of each fiscal year of Borrower, Bank shall be provided with an audited income statement for such year and an audited balance sheet as of the end of such year. All statements are to be prepared in accordance with generally accepted principles of auditing and accounting applied on a basis consistent with the accounting practices of Borrower reflected in the audited financial statements for the preceding fiscal year, and year end statements are to be certified without material qualification by Price Waterhouse, by any other "big six" national accounting firm, or by any independent certified public accountants of recognized standing selected by Borrower and acceptable to Bank. Borrower shall also furnish to Bank all other financial statements reasonably requested by Bank.

             Borrower shall also furnish to Bank copies of (i) all financial statements, reports and returns as it shall send to its stockholders,
        (ii) all regular, periodic, or special reports (including but not limited to semi-annual reports on Form N-SAR and amendments to its registration statements on Form N-5) which it is or may be required to file with the Securities & Exchange Commission or any governmental department, bureau, commission or agency succeeding to the functions of the Securities & Exchange Commission, and (iii) all examination reports of its affairs which it shall receive from the SBA; all of which documents shall be delivered to Bank forthwith as and when sent, filed, or received by Borrower.

             Bank may at any time, and without notice to or consent of Borrower, deliver to any participant in the loans which are the subject of this Agreement, copies of all financial statements, reports, or any other documents delivered to Bank hereunder.

             B. Borrower shall keep proper books of record and accounts and, upon application, give any representative of Bank access during normal business hours to, and permit him or her to examine, any and all books, records and documents in Borrower's possession relating to the financial affairs of Borrower and to inspect any of its properties.

             C. Together with each of the monthly financial statements and the year-end audited financial statements to be provided pursuant to section 6.A. above, Borrower shall also furnish to Bank a certificate signed by its President or Chief Financial Officer stating that he or she has no knowledge of any events of default which have occurred under this Agreement or of any matters which would with the passage of time constitute an event of default hereunder, or if he or she shall have obtained knowledge of any such default or potential default he or she shall disclose in such statement the default or potential default and the nature thereof. Each such certificate shall be dated as of the last day of the month or year for which it is submitted.

             D. Borrower shall maintain all insurable property, real and personal, owned by it insured at all times against loss or damage by fire or other normally insured hazards through a responsible insurance carrier selected by it in such amounts and to the extent of the coverage as is customary for companies engaged in similar businesses and in similar locations, but in no event shall said insurance be less than that which Bank, in good faith, believes is sufficient and adequate to protect the operating value of the property of Borrower. Borrower shall also carry insurance to cover its interest as mortgagee in the property securing the Third Party Loans to be effective in the event of any failure of the owner of such property to carry property insurance with respect thereto. The Collateral Agent (used herein as defined in the Intercreditor Agreement) shall be named as secured party loss payee in all such policies. Copies of all such insurance policies shall be delivered to Bank.

             E. Borrower shall keep the properties that are material to the operation of its business, whether owned or leased, in good condition, repair and working order.

             F. Borrower shall duly pay and discharge all lawful taxes, assessments and governmental charges upon it or against its properties prior to the date on which penalties are attached thereto, unless and to the extent only that the same shall be contested in good faith and by appropriate proceedings by the Borrower and provided Borrower has established appropriate reserves for the payment of said taxes in accordance with generally accepted accounting practices.

             G. Borrower shall do all things necessary to maintain its corporate existence, to preserve and keep in full force and effect its rights and franchises necessary to continue its businesses, and to comply with all applicable laws, regulations and ordinances (including without limitation any applicable state or federal securities laws) with respect to which the failure to comply would have a material adverse effect on the Borrower.

             H. Borrower shall pay to Bank, upon demand, all reasonable charges and expenses incurred by Bank for attorney's fees and expenses of litigation, in seeking relief from the automatic stay or any other bankruptcy proceedings, or in connection with or in any way related to Bank's relationship with Borrower, with respect to the transactions contemplated by this Agreement, whether hereunder or otherwise, including without limitation those incurred or expended in connection with the preparation of this Agreement or any amendment hereto, extension of the Credit Facility hereunder, and the protection or enforcement of Bank's rights hereunder.

             In addition thereto, Borrower shall pay to Bank all reasonable charges and expenses incurred by Bank, of every kind or description, arising subsequent to the occurrence of any event of default, including but not limited to reasonable attorneys fees and expenses of litigation.

             I. With respect to each of its Plans, if any, under the Employee Retirement Income Security Act ("ERISA") and the Internal Revenue Code (the "Code"), Borrower represents and warrants that:

                  1. all funding requirements have been met and will continue to be met on an annual basis;

                  2. no "prohibited transactions" have occurred and that none of the transactions which are the subject of this Agreement constitute prohibited transactions under the rulings or regulations of ERISA or the Code;

                  3. all such Plans are and will continue to be qualified Plans; and

                  4. the Borrower has complied with, and will continue to comply with, all reporting and disclosure requirements under ERISA, the Code, and the applicable rulings and regulations with respect to which the failure to so comply would have a material adverse effect on the Borrower.

             J. Borrower shall maintain its primary operating account at the Bank or with an Additional Lender.

             K. Borrower shall indemnify, defend and hold Bank, and its officers, directors, employees, and agents, harmless from and against all claims, injury, damage, loss, costs (including attorneys' fees and costs) and liability of any and every kind to any persons or property by reason of (i) the breach by Borrower of any representation or warranty herein or in any other Loan Document,
        (ii) the failure by Borrower to fulfill any obligation under this Agreement or under any other Loan Document, or (iii) any other matter relating to, or action taken by Bank in connection with, the Credit Facility, unless caused by the gross negligence or willful misconduct of Bank.

        7. NEGATIVE COVENANTS OF BORROWER: Borrower covenants and agrees as follows:

             A. Borrower shall not, without the prior written consent of Bank, create, incur, assume or have outstanding, any indebtedness for money except:

                  (1) the Loans under this Agreement or any renewals thereof;

                  (2)  indebtedness for other borrowings payable to Bank;

                  (3) other indebtedness as shown on the financial statements presented to Bank prior to the closing of the transactions contemplated hereunder;

                  (4) unsecured current liabilities incurred in the ordinary course of business;

                  (5) debentures issued by Borrower which are guaranteed by the SBA;

                  (6) revolving credit facilities (the "Permitted Credit Facilities") extended by First Bank (N.A.), Firstar Bank Milwaukee, N.A. and other lenders pursuant to the Intercreditor Agreement (collectively the "Additional Lenders");

                  (7) subject to the limitations in 7.B. below, indebtedness for loans from the State of Wisconsin Investment Board and/or other institutional lenders (which lenders may include without limitation the Bank or any one or more of the Additional Lenders, but may not include other financial institutions of which the deposits are insured by the FDIC or FSLIC) (collectively, the "Limited Lenders") which are secured only by specific Third Party Loans (the "Limited Lenders' Collateral");

                  (8) indebtedness incurred for the purchase of capital assets provided said indebtedness is unsecured or is secured only by purchase money security interests in the assets so purchased;

                  (9) indebtedness for commercial paper issued pursuant to facilities made available to Borrower by the Bank, the Additional Lenders or the Limited Lenders, provided, however, that the Borrower shall not permit the principal amount of commercial paper issued through any of the Additional Lenders (but excluding the principal amount of any commercial paper issued through Additional Lenders acting as Limited Lenders and with respect to which there are separate lending agreements entered into between Borrower and Additional Lenders acting as Limited Lenders) to exceed the maximum principal amount authorized under such Additional Lenders' Permitted Credit Facility less the principal amount of the loans outstanding thereunder; and

                  (10) indebtedness under reverse repurchase agreements with the Bank or an Additional Lender, if such agreements are secured by United States Treasury securities the Borrower owns on the date hereof.

             B. Borrower shall not, without prior written consent of the Bank, create, suffer, or permit to be created any mortgage, pledge, security interest, assignment, encumbrance or other lien upon any real property, equipment, fixtures, accounts, contract rights, chattel paper, instruments, documents, general intangibles, inventory, or any other property now owned or hereafter acquired by it, except (i) the Limited Lenders' security interests in the Limited Lenders' Collateral as described in the next paragraph; (ii) the purchase money security interests permitted in Section 7.A above;
        (iii) existing liens, charges or encumbrances specifically indicated on the financial statements previously delivered to Bank by Borrower;
        (iv) liens for taxes, assessments or governmental charges not delinquent or being contested in good faith by the Borrower; (v) construction lien claims not delinquent; (vi) liens or deposits in connection with workmen's compensation or other insurance or to secure the performance of bids, trade contracts, leases, public or statutory obligations of like nature incurred in the ordinary course of business; (vii) security interests in favor of the Bank, the Collateral Agent and the Additional Lenders; and (viii) security interests, if any, in United States Treasury securities now owned and presently subject to reverse repurchase agreements with the Bank or an Additional Lender, to the extent such investments are permitted under section 7.K. below.

             A lender can only provide loans as a Limited Lender if, at the time the Limited Lender makes a loan to Borrower, the Third Party Loans pledged to the Limited Lender to secure the loan do not have outstanding principal balances exceeding 110% of all obligations of Borrower to the Limited Lender plus commercial paper issued through the Limited Lender.

             C. Borrower shall not merge with or into or consolidate with or into any other corporation or entity, or sell, lease, transfer or otherwise dispose of all or any substantial part of its property, assets or business (other than by sales made in the ordinary course of business and sales of participation interests in Third Party Loans).

             D. Borrower shall not, without prior written consent of Bank, enter into any agreement providing for the leasing by it of property which has been, or is to be, sold or transferred by it to the lessor thereof.

             E. Borrower shall not redeem, purchase, or otherwise acquire directly or indirectly any shares of any class of its capital stock without the prior written consent of Bank.

             F. Borrower shall not permit the ratio, calculated as of the last day of each month, of (a) the aggregate amount of all of the Borrower's consolidated indebtedness and liabilities (including liabilities under guaranties and contingent liabilities), including all Obligations (numerator), to (b) Adjusted Tangible Net Worth (denominator), to be more than 7:1.

             G. Borrower's aggregate total realized losses on Third Party Loans during the term of this Agreement shall not exceed the greater of $1,000,000.00 or two and one-half per cent (2.5%) of the total principal amount of all outstanding Third Party Loans, as determined from the then most recent annual audited financial statements to be provided by Borrower to Bank pursuant to this Agreement. For the purposes of this section, a loss on a Third Party Loan is "realized" when the loss is so identified on the Borrower's financial statements.

             H. Borrower shall, at all times, maintain an Adjusted Tangible Net Worth of not less than $19,500,000.

             I. Borrower shall not in any of its fiscal years pay or declare any dividend or make any other distribution on account of any class of its stock that would be treated as a return-of-capital dividend for income tax purposes.

             J. The Borrower may not make, have or acquire any investments, except (i) investments in "small business concerns", as defined in the SBA regulations, and (ii) investments that are permitted by 13 CFR Section 107.708, or otherwise permitted by the SBA, and are held by or subject to a security interest in favor of the Bank or an Additional Lender.

             K. The ratio of (i) the sum of the aggregate outstanding principal balances of all Third Party Loans evidenced by promissory notes or other agreements held by the Bank or held by the Collateral Agent pursuant to section 8 this Lending Agreement and securing the Borrower's obligations to the Bank and the Additional Lenders pursuant to the Intercreditor Agreement minus the sum of (w) the aggregate dollar amount of all Participated Third Party Loans (as defined below), if any, plus (x) if there is more than one Third Party Loan to a Person or an Affiliate thereof (each, an "Affiliated Third Party Loan", and collectively, "Affiliated Third Party Loans") and if any such Affiliated Third Party Loan is (1) a Participated Third Party Loan, and (2) not separately identifiable (e.g., by means of a loan identification number) and Borrower does not have collateral as security for such loan which is separate and distinct from the collateral pledged to Borrower for any other applicable Affiliated Third Party Loan, then the aggregate dollar amount of all such Affiliated Third Party Loans (excluding Participated Third Party Loans which are included in such aggregate dollar amount), to (ii) the sum of (y) the outstanding principal balances of the Borrower's obligations to the Bank hereunder and the Additional Lenders (in their capacity as Additional Lenders, and not when acting as Limited Lenders), plus (z) the total principal amount of all of Borrower's outstanding commercial paper issued pursuant to facilities made available to Borrower by any Additional Lenders in their capacity as Additional Lenders, and not when acting as Limited Lenders shall not at any time be less than 1.25 to 1.0. As used herein, the term "Participated Third Party Loan" shall mean a Third Party Loan in which Borrower has sold a participation interest or made an assignment (in whole or in part) to any third party.

             Within thirty (30) days after the end of each calendar month and at such other times as requested by Bank, Borrower shall deliver to Bank a certificate with a schedule of all of its Third Party Loans and stating which Third Party Loans are held by the Collateral Agent pursuant to the Intercreditor Agreement and which are held by the various Limited Lenders, the amount of each participation interest sold by Borrower in each Third Party Loan, and the amounts of each such participation interests sold on a "first-out" or "with recourse" basis. The aforesaid certificate shall also set forth the ratio referred to in the previous paragraph calculated as of the end of the month for which the certificate is submitted and shall separately state the amount of each component required to be used in calculating that ratio.

             L. Borrower shall not permit the average monthly percentage for the preceding three calendar months of the aggregate unpaid principal balance of all Third Party Loans contractually delinquent for a period of more than 30 days to exceed ten percent (10%) of the aggregate unpaid principal balance of all Third Party Loans.

             M. Except as provided in the following sentence, Borrower shall not make (or enter into any agreement to make) any Third Party Loan, the terms of which would allow for the maximum aggregate principal advances of such Third Party Loan to exceed eighty percent (80%) of the fair market value of the property (as such value is set forth in an appraisal of such property in form and substance satisfactory to Bank) which is included in Borrower's security for the repayment of such Third Party Loan. Notwithstanding the foregoing, Borrower shall be permitted to make Third Party Loans where the maximum aggregate advances of such loans can equal a maximum of 100% of the value of the property (as such value is set forth in an appraisal of such property in form and substance satisfactory to Bank) which is included in Borrower's security for the repayment of such Third Party Loans (such Third Party Loans are referred to herein as "Maximum LTV Third Party Loans"); provided, however, that the aggregate amount of all such Maximum LTV Third Party Loans permitted by the preceding clause shall not at any time exceed 2.5% of the aggregate amount of all Third Party Loans which constitute collateral for the Loan.

             N. At all times during the term of the Loan, Borrower shall comply (or cause the compliance) with all of the covenants set forth in the SWIB Documents on the date of this Agreement, which covenants (to the extent not inconsistent with the covenants contained in this Agreement) are hereby incorporated into and made a part of this Agreement. Borrower's covenant contained in the preceding sentence shall survive the termination, satisfaction, cancellation or modification of the SWIB Documents or any of the covenants contained therein.

        8. SECURITY: As security for the repayment of the Credit Facility, and any and all other loans to or obligations of Borrower hereunder (other than obligations to the Bank acting in its capacity as a Limited Lender), including any and all extensions and renewals of the foregoing:

             A. Borrower has granted to the Bank a security interest in all of Borrower's general intangibles, accounts, contract rights, chattel paper and instruments, and Borrower's books and records pertaining to any of the foregoing, whether now owned or hereafter acquired, and all proceeds and products of the foregoing. The aforesaid security interest shall be a first and paramount lien on the foregoing collateral, subject to, and, on the terms set forth in the Intercreditor Agreement, on an equal priority with, the security interest of the Additional Lenders, all as provided in the General Security Agreement ("Security Agreement") to be entered into by the Borrower and the Bank; provided, however, the aforesaid security interest in Third Party Loans constituting the Limited Lenders' Collateral shall be subordinate to the security interests of the Limited Lenders. The Bank's rights with respect to its security interest in the aforesaid property will be subject to the terms and conditions of the Security Agreement to be executed by Borrower contemporaneously herewith.

             B. Borrower shall execute and deliver to the Collateral Agent on behalf of the Bank and the Additional Lenders, at any time or times at the request of Bank or the Collateral Agent, all financing statements, security agreements, assignments, letters of authority, pledges, notices and other agreements, instruments and documents which Bank may request in a form satisfactory to it, to further evidence, perfect and maintain the security interests and liens granted or to be granted to Bank in the aforesaid collateral and to fully consummate all of the transactions contemplated hereunder and under any other agreement, instrument or documents hereafter executed by Borrower and delivered to Bank.

             Without limiting the obligations of Borrower pursuant to the foregoing provisions and except as to Third Party Loans constituting Limited Lenders' Collateral, Borrower shall immediately endorse to the order of and deliver to the Collateral Agent all promissory notes or other instruments evidencing Third Party Loans heretofore or hereafter made by Borrower and shall assign and deliver to such Collateral Agent any and all mortgages, security agreements, and other documents evidencing or securing such Third Party Loans.

        9. DEFAULT: Bank may, at its option, upon the occurrence of any of the following events (each an "Event of Default"), without prior notice to Borrower, immediately terminate Borrower's right to receive Advances under this Agreement and immediately declare the outstanding balance of the Note, together with all interest accrued thereon, to be immediately due and payable, without notice of any kind and notwithstanding anything to the contrary herein contained. The following are Events of Default:

             A. Any representation or warranty made by Borrower in this Agreement, or in any certificate of Borrower furnished to Bank hereunder, shall prove to have been incorrect in any material respect as of the time when made;

             B. If Borrower shall fail to pay any interest or principal under the Credit Facility when due hereunder, or fail to pay when due any principal or interest on any of its other indebtedness, if any, to Bank, whether at maturity or by acceleration or otherwise, and such failure shall continue uncured for a period of five (5) days after the applicable due date;

             C. Borrower shall default in the performance or observance of any covenant or agreement contained in this Agreement or in any other agreement between Borrower and Bank, provided, however, that a breach in the performance or observance of an affirmative covenant or agreement contained in section 6 of this Agreement shall only constitute a default if the breach remains uncured for a period of twenty (20) days after written notice thereof from Bank to Borrower;

             D.  Borrower shall:

                  (1) Apply for or consent to the appointment of a receiver, trustee or liquidator of Borrower or of all or substantial part of the assets of Borrower,

                  (2) Be unable to, or admit in writing its inability to, pay its debts as they mature,

                  (3) Make a general assignment for the benefit of creditors,

                  (4)  Be adjudicated a bankrupt or insolvent,

                  (5) File a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any insolvency law, or an answer admitting the material allegations of a petition filed against Borrower in any bankruptcy, reorganization or insolvency proceeding, or

                  (6) Corporate action shall be taken by Borrower for the purpose of effecting any of the foregoing;

             E. A petition for an order, judgment or decree shall be filed, without the application, approval or consent of Borrower, with any court of competent jurisdiction, seeking reorganization of Borrower, or the appointment of a receiver, trustee or liquidator of Borrower or of all or a substantial part of the assets of Borrower, and such petition shall remain undismissed for any period of sixty (60) days;

             F. Borrower shall default in the payment of principal or interest on any obligation (other than the Credit Facility) for borrowed money beyond any period of grace provided with respect thereto or in the performance of any other agreement, term or condition contained therein or in any agreement or security interest relating to any such obligation beyond any period of grace provided with respect thereto, if the effect of such default is to cause or permit the holder or holders of such obligation (or a trustee or agent on behalf of such holder or holders) to cause such obligation to become due prior to its stated maturity;

             G. A final judgment which, together with other outstanding final judgments against it, exceeds an aggregate of Fifty Thousand Dollars ($50,000.00) shall be entered against Borrower and remain outstanding and unsatisfied or unstayed after sixty (60) days from the date of entry thereof, unless an appeal has been taken and perfected within the time provided by law and suitable bond has been provided to stay execution of such judgment; or

             H. Borrower shall cease to be a Small Business Investment Company licensed pursuant to the rules and regulations of the SBA, or the SBA shall have instituted formal proceedings to revoke or cancel Borrower's license (either of such events to be hereinafter referred to as an "SBA Termination Event"); provided, however, that if the Borrower shall give notice to the Bank of the occurrence of an SBA Termination Event within ten (10) days after the occurrence thereof, then such SBA Termination Event shall constitute an event of default hereunder only upon the expiration of ninety (90) days after the occurrence of such SBA Termination Event. The Bank shall have no obligation to make any advances to Borrower under the Credit Facility after the occurrence of an SBA Termination Event; or

             I.  Either of the following shall occur:

                  (1) Bando McGlocklin Capital Corporation ("BMCC") shall transfer, sell, pledge or hypothecate all or any portion of the issued and outstanding stock of Borrower (of any class or type) owned by BMCC from time to time; or

                  (2) Except for the issued and outstanding stock of Borrower owned by BMCC, if at any time more than thirty percent (30%) of the issued and outstanding stock of Borrower, of any class or type, shall be owned by any one person or entity or Affiliate thereof.

             In the event of any occurrence of any event of default, Borrower shall pay all Bank's Expenses which may be incurred by Bank with respect thereto, including reasonable attorneys' fees, and all such sums shall be and become part of the indebtedness pursuant to this Agreement. In addition to and not in lieu of any other right or remedy it may have at any time, Bank at any time and from time to time at its election, may (but it shall not be required to) do or perform or comply with or cause to be done or performed or complied with anything which Borrower may be required to do or comply with under this Agreement if Borrower shall fail to do so; Borrower shall reimburse Bank upon demand for any cost or expense Bank may pay or incur in such respect, together with interest thereon at the Default Rate of interest set forth herein for the Credit Facility from the date of such demand until paid. The failure of Bank at any time or from time to time to exercise any right or remedy, whether arising from or by virtue of any Event of Default or otherwise, shall not constitute a waiver of any such right or remedy and shall not impair the right of Bank to exercise such right or remedy or any other right or remedy thereafter or to insist upon strict performance. No waiver of any right or remedy by Bank shall be valid or effective unless made in writing and signed by an officer of Bank. Any effective waiver of any right or remedy shall not be deemed to constitute a waiver of any other right or remedy then existing or which may thereafter arise or accrue. Upon the occurrence of any Event of Default, and pursuant to the provisions of this paragraph, Bank may sue to enforce the obligations of Borrower pursuant to this Agreement. Presentment, demand, protest and notice of every kind are hereby expressly waived.

        10. CONDITIONS OF DISBURSEMENT: Bank shall be under no obligation to make any Advances under the Credit Facility pursuant to this Agreement unless the following conditions shall have been fulfilled:

             A. The representations and warranties of Borrower contained herein shall be true at the time of the initial Advance and at the time of each subsequent Advance under this Agreement as though such representations and warranties were made at such time.

             B. Borrower shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it.

             C. Prior to the initial advance under this Agreement Borrower shall have delivered to Bank an opinion in writing of Borrower's legal counsel, Foley & Lardner, dated on or after the date of this Agreement, to the effect that (i) Borrower is a corporation validly existing under the laws of the State of Wisconsin, and has the corporate power and authority to enter into this Agreement and to make borrowings and execute and deliver the notes as provided for herein; (ii) the making of this Agreement and compliance with the terms hereof by Borrower and the execution and delivery of the Note pursuant hereto do not conflict with or contravene any provision of the Articles of Incorporation, or By-Laws of Borrower, or any material indenture, contract or agreement of which such counsel has knowledge, to which Borrower is a party or to which it is subject (or that any such contravention has been appropriately waived), or, to the extent of the business of the Borrower of which such counsel has knowledge, any statute, rule or regulation binding upon Borrower;
        (iii) all corporate action necessary to authorize Borrower to enter into this Agreement, to perform its obligations hereunder, and to execute and deliver any and all documents necessary to comply with the provisions of this Agreement has been taken; (iv) the obtaining of the Credit Facility hereunder has been authorized and approved by all necessary corporate action; (v) this Agreement and Note have been duly executed by the Borrower; (vi) this Agreement, the Note, and the Security Agreement referred to in this Agreement, constitute the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their terms, subject to customary bankruptcy exceptions; (vii) no consent of any public body, agency, commission or board is necessary to the making and assumption of obligations hereunder by Borrower; and (viii) so far as it is known to such counsel there is no material litigation, and there are no proceedings by any public body, agency, or authority, pending or threatened against Borrower.

             D. Borrower shall furnish to Bank copies of its most recent financial statements prepared in accordance with the provisions of section 6.A. of this Agreement.

             E. Prior to the initial Advance under this Agreement, Borrower shall furnish Bank with certified resolutions of its Board of Directors authorizing its entry into this Agreement and performance of the covenants contained herein.

             F. Borrower shall furnish Bank with a certificate of incumbency with respect to the persons authorized to execute this Agreement, the Note, and all other documents to be executed in connection with the transactions which are the subject of this Agreement.

             G. Prior to the initial Advance under this Agreement, Borrower shall deliver to Bank copies of all agreements between Borrower and the SBA relating to the SBA's guarantee of obligations of Borrower, together with copies of all outstanding debentures or other evidence of debt issued by Borrower and guaranteed by the SBA.

             H. Prior to the initial Advance hereunder, the Bank and the parties to the Intercreditor Agreement shall have executed an amendment to the Intercreditor Agreement in form and substance satisfactory to the Bank, and copies of all such loan agreements, in form and substance acceptable to Bank, shall have been delivered to Bank.

   11.  MISCELLANEOUS.

             A. The provisions of this Agreement shall inure to the benefit of and be binding upon any successor to any of the parties hereto and shall extend and be available to any holder of the Note and renewals thereof. Borrower may not assign or otherwise transfer its rights under this Agreement except with the prior written consent of the Bank.

             Borrower shall not assign or attempt to assign its rights under this Agreement. Bank shall have the right to assign, transfer, sell, negotiate, pledge or otherwise hypothecate this Agreement and any of its rights and security hereunder, including the Note and any other Loan Document to any affiliate of Bank or to any bank or other entity which in Bank's good faith judgment has the capacity to perform Bank's obligations hereunder. Borrower hereby agrees that all of the rights and remedies of Bank in connection with the interest so assigned shall be enforceable against Borrower by such assignee with the same force and effect and to the same extent as the same would have been enforceable by Bank but for such assignment. Borrower agrees that Bank shall have the right to sell participations in the Loan without the consent of Borrower. Notwithstanding Bank's participation of any part of the Loan, Bank shall remain responsible for the performance of all its obligations hereunder.

             B. No failure on the part of Bank to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by Bank of any right hereunder preclude any other or future exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

             C. In the event that any date provided herein for any payment by Borrower shall not be a Business Day, such payment date shall be deemed to be the next following Business Day.

             D. All representations and warranties made herein shall survive the extension of any Advance under this Agreement and the execution and the delivery of the Note or renewals thereof.

             E. All notices, statements, requests and demands herein provided for shall be deemed to have been given or made when deposited in the mails, postage prepaid, or delivered to a telegraph company, charges prepaid, in the case of Borrower, when addressed to Borrower, 13555 Bishops Court, Suite 205, Brookfield, Wisconsin 53005, Attention: George R. Schonath, Chairman of the Board, and in the case of Bank, at 120 South LaSalle Street, Chicago, Illinois 60603, Attention: John R. Swift, Senior Vice President; or in such other manner, as to any party hereto, as such shall designate in a written notice to the other party hereto.

             F. This Agreement shall be deemed to be a contract made under the laws of the State of Illinois and shall be construed and enforced in accordance with the laws of said State.

             G. Section headings in this Agreement and the other Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement and the other Loan Documents.

             H. This Agreement and all other agreements referred to herein or delivered in connection herewith shall constitute the entire agreement between the parties relating to the subject matter hereof, shall rescind all prior agreements and understandings between the parties hereto relating to the subject matter hereof, and shall not be changed or terminated orally.

             I. All representations, warranties, and covenants made by Borrower under this Agreement or any other Loan Document shall be considered to have been relied upon by Bank and shall survive the delivery to Bank of the Note and the making of the Loan herein contemplated regardless of any investigation made by Bank or on its behalf.

             J. Any provision in this Agreement or any other Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

             K. Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any United States federal or Illinois state court sitting in Chicago in any action or proceeding arising out of or relating to this Agreement or any other Loan Document and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Nothing herein shall limit the right of the Bank to bring proceedings against Borrower in the courts of any other jurisdiction. Any judicial proceeding by Borrower against the Bank or any affiliate of the Bank involving, directly or indirectly, any matter in any way arising out of, related to, or connected with this Agreement or any other Loan Document shall be brought only in a court in Chicago, Illinois.

             L. BORROWER AND THE BANK EACH HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

             M. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                 BANDO McGLOCKLIN SMALL BUSINESS
                                   INVESTMENT CORPORATION


                                 By:
                                    George R. Schonath,
                                    Chairman of the Board and
                                    Chief Executive Officer


                                   LASALLE NATIONAL BANK


                                   By:

                                      Title: